					EXHIBIT 12.6
					Page 1
METROPOLITAN EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2002	2003	2004	2005	2006(b)
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$63,224	$60,953	$66,955	$45,919	$(240,195)
Interest and other charges, before reduction for amounts capitalized	50,969	46,277	45,057	44,655	47,385
Provision for income taxes	44,372	44,006	38,217	30,084	77,326
Interest element of rentals charged to income (a)	515	437	1,401	1,597	1,616

Earnings as defined	$159,080	$151,673	$151,630	$122,255	$(113,868)

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$40,774	$36,657	$40,630	$36,804	$33,314
Other interest expense	2,636	5,841	4,427	7,851	14,071
Subsidiary's preferred stock dividend requirements	7,559	3,779	-	-	-
Interest element of rentals charged to income (a)	515	437	1,401	1,597	1,616

Fixed charges as defined	$51,484	$46,714	$46,458	$46,252	$49,001

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3.09	3.25	3.26	2.64	(2.32)

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

(b) The earnings as defined in 2006 would need to increase $162,869,000 for the fixed charge ratios to be 1.0.

					EXHIBIT 12.6

METROPOLITAN EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2002	2003	2004	2005	2006(b)
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$63,224	$60,953	$66,955	$45,919	$(240,195)
Interest and other charges, before reduction for amounts capitalized	50,969	46,277	45,057	44,655	47,385
Provision for income taxes	44,372	44,006	38,217	30,084	77,326
Interest element of rentals charged to income (a)	515	437	1,401	1,597	1,616

Earnings as defined	$159,080	$151,673	$151,630	$122,255	$(113,868)

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest on long-term debt	$40,774	$36,657	$40,630	$36,804	$33,314
Other interest expense	2,636	5,841	4,427	7,851	14,071
Preferred stock dividend requirements	7,559	3,779	-	-	-
Adjustments to preferred stock dividends
to state on a pre-income tax basis	-	-	-	-	-
Interest element of rentals charged to income (a)	515	437	1,401	1,597	1,616

Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$51,484	$46,714	$46,458	$46,252	$49,001

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	3.09	3.25	3.26	2.64	(2.32)

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

(b) The earnings as defined in 2006 would need to increase $162,869,000 for the fixed charge ratios to be 1.0.